SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                      PURSUANT TO SECTION 12(B) OR (G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                             CHANCELLOR CORPORATION
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Nevada                                            91-1762285
---------------------------------                 ------------------------------

(STATE OR ORTHER JURISDICTION OF                        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

3030 Bridgeway, Suite 100
Sausalito, CA                                                  94965
----------------------------------------          ------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

Registrant's telephone number, including area code          415-332-8880
                                                  ------------------------------

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

        TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
        TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
        -------------------                       ------------------------------

          Class A Common                                 NASDAQ Small Cap
-----------------------------------               ------------------------------

------------------------------------              ------------------------------


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

--------------------------------------------------------------------------------
                                (TITLE OF CLASS)

--------------------------------------------------------------------------------
                                (TITLE OF CLASS)

ITEM 1. BUSINESS.

        In mid-1996, US Heritage, an Oklahoma trust later incorporated as US Heritage Capital Corporation in the state of Oklahoma in 1997, and wholly-owned by Ron Sparks, chairman and chief executive officer of Chancellor Corporation, acquired control of Technivision Inc., a Nevada corporation having several hundred shareholders. US Heritage, principally through the efforts of Mr. Sparks, was in the process of negotiating terms and conditions of a joint venture with the Chinese government for the purpose of establishing and operating a national lottery in China. US Heritage contributed its rights in the joint venture to Technivision, Inc. in exchange for 3,000,000 shares of common stock and in November 1996, the name of Technivision Inc. was changed to Chancellor Corporation (the "Company").

        On April 29, 1997 the Company, through its wholly-owned subsidiary Morceli Limited Corp., an Oklahoma corporation, entered into a Joint Venture Contract with Beijing Zhida Development Company, China to form the Beijing DaDu International Jockey Club Co. Ltd. ("DaDu") for the principal purpose of establishing offices in China to sell social welfare lotteries. The agreement originally provided for the Company to have 90% ownership and a Chinese government agency to own the remaining 10%. Subsequently, in early 1998, 5% of the Chinese ownership interest was acquired by China Southern Securities, a multi-billion (USD) dollar broker/dealer investment firm in China. Subsequently, Mr. Sparks and Mr. Du, senior representative of China Southern Securities and a director of DaDu, negotiated financing for the project through the Bank of China which is expected to be funded in May 1998.

        In late 1997, Mr. Sparks and Peter Lynch, a director of the Company and former Director of the New York Lottery, met with representatives of Autotote Lottery Corporation ("Autotote"), an American Stock Exchange traded company and an internationally recognized lottery management company, to negotiate terms and conditions of an agreement for Autotote to manage the Chinese lottery. Autotote is presently completing its analysis and plan for management of the lottery and the Company expects to agree on terms of a formal contract with Autotote in the near future.

        Upon completion of funding by the Bank of China and execution of the management agreement with Autotote, the Company intends to move forward to put in place the elements necessary to commence lottery operations under the Autotote plan.


ITEM 2. FINANCIAL INFORMATION.

        (A).  SELECTED FINANCIAL DATA.


                                           YEAR ENDING                QUARTER
                                            12-31-97                  ENDING
                                                                      3-31-98
                                                                    (UNAUDITED)
--------------------------------------------------------------------------------
Operating Revenues                               -0-                    -0-
Total Assets                                 136,612,000             135,222,000
Long-term Obligations                        122,607,000             122,607,000
--------------------------------------------------------------------------------

        (B) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

        The Company has had no operations to date. During the period from December 31, 1996 to December 31, 1997, $14,004,950 of net cash was provided to the Company by financing activities. Of that amount, $2,500,000 was invested in a subsidiary, $1,203,800 was used for development costs, there was a $5,000,000 increase in cash reserves and a similar increase in restricted securities, and there was a $397,950 decrease in cash transfers.

        The Company expects operations to commence in the second quarter of 1998.


ITEM 3. PROPERTIES

        The Company owns no materially important physical properties. It leases offices in the U.S. at 3030 Bridgeway, Sausalito, California and 5555 Grand Blvd., Oklahoma City, Oklahoma; outside the U.S. the company leases offices in Hong Kong and Beijing, China.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

        (A) THE NAMES AND ADDRESSES OF THE KNOWN BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT OF THE COMPANY'S COMMON VOTING SHARES AS OF APRIL 15, 1998
        WERE:


TITLE OF CLASS           NAME AND ADDRESS OF            AMOUNT AND      PERCENT
                          BENEFICIAL OWNER              NATURE OF      OF CLASS
                                                                      BENEFICIAL
                                                                       OWNERSHIP
--------------------------------------------------------------------------------


 Common             Generation Capital Associates        400,000*          10.7%
                 333 Sandy Springs Circle, Ste. 230
                          Atlanta, GA 30328
   "                 Radcliffe, Dennis & Sophie          175,000            5.3%
                          84 Clum Hill Road
                         Elka Park, NY 12427
   "                 Radcliffe, Joseph & Kenneth         250,000            7.5%
                           237 Main Street
                       Tannersville, NY 12485
   "                  US Heritage Capital Corp.        3,000,000           47.5%
                         3030 Bridgeway, #207
                          Sausalito, CA 94965
--------------------------------------------------------------------------------

        * These shares are available for acquisition at the election of Generation Capital Associates to convert promissory notes to stock and/or to exercise a purchase warrant.

        (B) THE COMMON VOTING SHARES OF THE COMPANY BENEFICIALLY OWNED BY EACH DIRECTOR AND EXECUTIVE OFFICER OF THE COMPANY AS OF APRIL 15, 1998, ARE SET FORTH BELOW:


        TITLE OF CLASS         NAME OF             AMOUNT AND   PERCENT OF CLASS
                           BENEFICIAL OWNER        NATURE OF
                                                   BENEFICIAL
                                                   OWNERSHIP
        ------------------------------------------------------------------------
          COMMON           RONALD SPARKS            25,000          0.8%
             "             MARTIN NEWMAN            10,000          0.2%
             "              PETER LYNCH             25,000          0.8%
             "              BRIAN CONDON            25,000          0.8%
             "               JANE KELLY              4,668          0.1%


ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

        RONALD SPARKS, CHAIRMAN & DIRECTOR. Mr. Sparks, 54 years of age, was educated at the University of Southern California where he received a degree in business in 1976. Mr. Sparks brings many years of business and financial management experience to the board; since 1979 he has been active in European financial markets and he has been an active principal of Phoenix Financial, an international consulting firm since 1984. Recently, Mr. Sparks has served as the Company's representative in negotiating the joint venture contract between the Company and the Chinese group, Zhida Development.

        MARTIN NEWMAN, PRESIDENT & DIRECTOR. Mr. Newman, 54 years of age, was born in England; he attended Ardingly College from 1957-62 and subsequently matriculated at the A level at Oxford and Cambridge in advanced mathematics and geography. From 1966 to the present, Mr. Newman has been involved in a number of business enterprises, both as a principal and as a manager. During the past ten years, he has been involved in international financial consulting as a principal of Newman Bros., GP. He has been president and a director of Chancellor Corporation since 1997.

        PETER LYNCH, DIRECTOR. Mr. Lynch, 48 years of age, is currently president of PDL Consulting, an independent consulting firm specializing in government affairs and finance for clients including manufacturers and suppliers of lottery-related products and services for government sponsored lotteries in the US and throughout the world. Mr. Lynch has 25 years of domestic and international experience in the operation of lotterys. From 1986 - 1989 he was First Deputy Director, New York State Lottery; thereafter, from 1989 - 1995, he was Director of the New York State Lottery, the largest lottery in North America and fifth largest in the world. During his tenure as Director, he oversaw increases in excess of 100% in lottery total sales and net revenues which, in 1995 reached $3.0 billion and $1.26 billion, respectively.

        Mr. Lynch received a BS degree in Business Administration (management) from Bryan College, Providence, Rhode Island, in 1970.

        BRIAN CONDON, DIRECTOR. Mr. Condon, 42 years of age, received a degree in Financial Management from the University of Wisconsin at Madison and has 16 years of experience in all phases of banking with a major focus on project management. During recent years he served as a Senior Bank Analyst and International Project Manager for a major European bank and additionally directed the successful conversion and implementation of a major software program for an American-based International Bank.

        JANE KELLY, SECRETARY. Ms. Kelly, 46 years of age, received a Bachelor of Science degree from Western Michigan University and has formal training in Computer Systems Technology. She has had extensive experience during the past seventeen years in the operating and financial aspects of real estate and investment banking. Since 1995, Ms. Kelly has been the Financial Operations Officer for Phoenix Financial Trust, an investment banking company in Larkspur, California.


ITEM 6. EXECUTIVE COMPENSATION.

        The Company has had no operating income to date; therefore, the officers and directors have received no cash compensation. Each officer and director has received common stock in the Company in the respective amounts indicated in Item 4, above.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

        In mid-1996, US Heritage, an Oklahoma trust later incorporated as US Heritage Capital Corporation in the state of Oklahoma in 1997, and wholly-owned by Ron Sparks, chairman and chief executive officer of Chancellor Corporation, acquired control of Technivision Inc., a Nevada corporation having several hundred shareholders. US Heritage, principally through the efforts of Mr. Sparks, was in the process of negotiating terms and conditions of a joint venture with the Chinese government for the purpose of establishing and operating a national lottery in China. US Heritage contributed its rights in the joint venture to Technivision, Inc. in exchange for 3,000,000 shares of common stock and in November 1996, the name of Technivision Inc. was changed to Chancellor Corporation (the "Company").


ITEM 8. LEGAL PROCEEDINGS.

        None.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

        The range of high and low bids for the Company's common stock for each full quarter since there has been a market for such stock is as follows:


               QTR ENDING               HIGH                   LOW
               ---------------------------------------------------
               09-30-97                8 1/2                 6 3/4
               12-31-97                7 1/8                   4
               03-31-98                4 1/2                 2 3/8
               ---------------------------------------------------


        On March 23, 1998, the last reported sales price for the Company's common stock was $2.50 per share.

          There were approximately 567 holders of the Company's common voting stock as of April 15, 1998.

          The Company has had no operating income to date and has never paid any cash dividends on its common stock. The board presently intends to retain all earnings for use in the Company's business. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the board.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

          In April 1997, the Company issued 800,000 shares of its common stock to Columbia Trust, in consideration for the cancellation of a promissory note executed by the Company in the amount of $25,000 and payable to Columbia Trust as assignee of the promisee. The shares were issued to Columbia Trust, a Vancouver, Canada entity, in reliance on the exemption from registration under the 1933 Securities Act provided by ss.4(2).

          In June 1997, the Company sold 300,000 shares of common stock to Carousel Consultants in consideration for financial consulting services rendered and 100,000 shares of common stock to National Employee Database in consideration for financial consulting services rendered. Both sales were made in reliance on the exemption from registration provided for in ss.4(2) of the 1933 Securities Act, as amended.

          In August 1987, the Company issued 500,000 shares of common stock to Phoenix Financial Trust as payment in full of the principal and interest due under a promissory note executed by the Company in favor of Phoenix Financial Trust in the amount of $25,000. These shares were issued under the exemption from registration provided under ss.4(2) of the 1933 Securities Act, as amended.

          In February 1998, pursuant to a Note and Warrant Purchase Agreement ("Agreement") between the Company and Generation Capital Associates ("GCA"), the Company issued 400,000 shares of common stock to be held in escrow to be delivered to GCA upon the partial or total conversion of one or more Convertible Promissory Notes ("Notes") executed by the Company in favor of GCA pursuant to the Agreement. The Agreement provides that, upon the election by GCA to convert some or all of the Notes, the escrow agent will release to GCA the appropriate number of shares at a conversion price equal to Two-Thirds (66.6667%) of the Closing Bid Price of the Common Stock on the trading day immediately preceding the Conversion Date.

          Additionally, in February 1998, the Company issued a Warrant to GCA to purchase 50,000 shares of common stock for each $100,000 (or portion thereof) of Notes purchased from the Company at an exercise price of $3.125 per share for the first 50,000 shares and at an exercise price for any subsequent shares purchased which is the closing bid price on the day prior to the Warrant issuance. The Warrant shall be exercisable by GCA for five years.

          The Note(s), Warrant(s), and the common stock to be issued upon conversion of the Note(s) and exercise of the Warrant(s) were issued pursuant to the exemption from registration provided under ss.4(2) of the 1933 Securities Act, as amended.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          The Company is authorized to issue 100,000,000 shares of common stock having a par value of $0.001. As of April 15, 1998, there were 6,321,000 shares of the Company's stock issued and outstanding held by approximately 567 shareholders.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The bylaws provide that any officer or director of the Company who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of service as an officer or director of the Company, shall be indemnified and held harmless to the full extent permissible under Nevada law against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. The right of indemnification is a contract right enforceable by any means desired by the director or officer and is not exclusive of any other right such person may have or hereafter acquire.


ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

          See Financial Statements Attached.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

          None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

          A.  FINANCIAL STATEMENTS ATTACHED.

           - as of December 31, 1996:
                - Balance Sheet
           - as of September 30, 1997
                - Independent Auditor's Report
                - Balance Sheet
                - Cash Flows
                - Statement of Stockholders' Equity
           - as of December 31, 1997
                - Independent Auditor's Report
                - Balance Sheet
                - Cash Flows
                - Statement of Stockholders' Equity
           - as of March 31, 1998
                - Balance Sheet

                             CHANCELLOR CORPORATION


                                   FINANCIAL
                                   STATEMENTS

                             CHANCELLOR CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                                  Balance Sheet
                                December 31, 1996

                                     ASSETS

Current Assets:
         Cash                                                           $121,000
                                                                       ---------
Total Assets                                                            $121,000
                                                                       =========
                       LIABILITIES & STOCKHOLDERS' EQUITY

Stockholders' Equity:
         Common stock, 100,000,000 shares authorized
         $0.001 par value, 3,500,000 shares issued and
         outstanding.                                                      3,500
         Paid-in Capital                                                 117,500
                                                                       ---------
Total stockholders' Equity                                              $121,000
                                                                       ---------
Total Liabilities and Stockholders' Equity                              $121,000
                                                                       =========



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                          (A Development Stage Company)
                             Statement of Cash Flows
                      Period from December 31, 1996 & 1997

Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities:
         Net Income profit or (loss)                               $          0

Cash flows from investing activities:
         Investment in subsidiary                                    (2,500,000)
         Increase in developoment costs                              (1,203,800)
         Increase in cash reserves                                   (5,000,000)
         Increase in securities (restricted)                         (5,000,000)
         Decrease in cash transfers                                  (  397,950)
                                                                   -------------
Net cash used for Investment Activities                            ($14,101,750)

Cash flow from financing activities:
         Increase in payables                                            91,000
         Issuance of common stock                                       145,416
         Issuance of preferred stock                                  2,500,000
         Incrrease in paid-in capital                                11,268,534
                                                                   -------------

Net cash provided by financing activities                           $14,004.950
                                                                   -------------

Net decrease in cash and cash equivalents                               (96,800)

Cash and Cash equivalents at beginning of period                        398,000
                                                                   -------------

Cash and cash equivalents at end of period                             $301,200


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                          (A Development Stage Company)
                            Comparative Balance Sheet
                            December 31, 1996 & 1997


Assets                                 1997               1996     Net Change
                                                                Debits (Credits)

Current assets:
         Cash                       $    301,200   $     398,000  $     (96,800)

Non current assets:
         Contract receivable                   0        8,700,00     (8,700,000)

Other assets:
         Subsidiary                    2,500,000               0      2,500,000
         Development costs             1,203,800               0      1,203,800
         Stockholders'advances           970,000               0       (970,000)
Restricted assets:
         Cash reserves                 5,000,000               0      5,000,000
         Securities                    5,000,000               0      5,000,000
         Discounted cash flows       122,606,644               0    122,606,644

Total assets                        $137,606,644               0    128,483,644

                       LIABILITIES & STOCKHOLDERS' EQUITY

Unearned revenues:
         Revenues (Contracts)                  0       8,700,000      8,700,000
         Revenues (Cash flows)       122,606,644               0   (122,606,644)
Unclassified:
         Cash transfer                         0         397,950        397,950
         Contributions by
          shareholders' (Note )          970,000               0       (970,000)
Current liabilities:
         Accounts payable                 91,000               0        (91,000)

Stockholders' equity:
         Common stock                    145,466              50       (145,416)
         Preferred stock               2,500,000               0     (2,500,000)
         Paid-in Capital              11,269,534               0    (11,268,534)

Total liabilities & stockholders'
     equity                         $137,581,644   $   9,098,000  $(128,483,644)

ROBERT G. TSCHIDA
Certified Public Accountant
--------------------------------------------------------------------------------
                                                                301 North Main
                                                                P.O. Box 5507
                                                                Pueblo, CO 81002
                                                                (719) 568-9700



                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Chancellor Corporation
Oklahoma City, Oklahoma

I have audited the accompanying balance sheet of CHANCELLOR CORPORATION as of September 30, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. I believe that my audit of the balance sheet provides a reasonable basis for my opinion.

In my opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CHANCELLOR CORPORATION as of September 30, 1997 and the results of its operations and its cash flows for the period ending September 30, 1997 in conformity with generally accepted accounting principles.



/s/ Robert J. Tschida, CPA
--------------------------
Robert G. Tschida, CPA

September 30, 1997



--------------------------------------------------------------------------------
 MEMBER OF THE AMERICAN AND COLORADO SOCIETIES OF CERTIFIED PUBLIC ACCOUNTANTS

                             CHANCELLOR CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                           Consolidated Balance Sheet
                               September 30, 1997

                                     ASSETS


Current Assets:                                                   $      375,000
         Cash

Other Assets:
         Subsidiary (Note 2)                                           2,500,000
         Development costs (Note 2)                                    1,130,000
                                                                    ------------
Total other assets                                                     3,630,000

Restricted Assets:
         Cash reserves (Note 4)                                        5,000,000
         Securities deposited (Note 4)                                 5,000,000
         Discounted cash-flows (Note 3)                              122,606,644
                                                                    ------------
Total restricted assets                                              132,606,644
                                                                    ------------
Total Assets                                                        $136,611,644
                                                                    ============

                       LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
         Accounts payable                                                 91,000
                                                                    ------------
Unearned Revenues (Note 3)                                             2,606,644
                                                                    ------------

Stockholders' Equity:
         Common stock, 100,000,000 shares
         authorized, $0.001 par value, 3,700,000
         shares issued and outstanding                                     3,700
         Preferred stock 5,000,000, $10.00 value
         authorized, 250,000 shares issued and
         outstanding                                                   2,500,000
         Paid-in capital                                              11,410,300
                                                                    ------------
TOTAL STOCKHOLDERS' EQUITY                                            13,914,000


Total Liabilities & Stockholders' Equity                            $136,611,644
                                                                    ============


     THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                                   Cash Flows
                               September 30, 1997

Cash flows from operations:

         Net Income                                                       $   0

Cash flows from investing activities:

         Increase in discounted cash flows                         (122,606,644)
         Investment in subsidiary                                  (  2,500,000)
         Investment in development costs                           (  1,130,000)
         Increase in unearned income                                122,606,644
         Issuance of preferred stock                                  2,500,000
         Increase in paid capital                                    11,293,900

Cash flow from financing activities:

         Investment of cash & securities in subsidiary             ( 10,000,000)
         Increase in payables                                            91,000
                                                                    ------------

Cash provided                                                           254,000

Beginning Cash                                                          121,000
                                                                    ------------

Ending Cash                                                         $   375,000
                                                                    ============




     THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                        Statement of Stockholders' Equity
                    For the period ending September 30, 1997

                     Common       Preferred     Paid-in       Retained
                     Stock        Stock         Capital       Earnings     Total

Balance at
inception          $     3,700   $ 2,500,000   $   117,300   $   0   $   121,000

Net income
from development          --            --      11,293,000    --      13,793,000
                   -----------   -----------   -----------   -----   -----------

Totals             $     3,700   $ 2,500,000   $11,410,300   $   0   $13,914,000
                   ===========   ===========   ===========   =====   ===========





     THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                         ( A DEVELOPMENT STAGE COMPANY)
                        Notes to the Financial Statements
                               September 30, 1997

Note 1:   The company was incorporated in the State of Nevada in 1981.
          The company main project is a joint venture gaming agreement with the Beijing DaDu International Jockey Club. This agreement has been approved by the Chinese government. The agreement may be seen at the company corporate office.

Note 2:   The company has acquired management control of a Fraternal
          Insurance Society to market various services to member in exchange for the issuance of preferred stock. The company is managed by the U.S. Management Subsidiary of Chancellor.

Note 3:   The company's share of the proposed income from the Beijing
          DaDu International Jockey Club is projected by using the present value of the cash-flow based on a 20% accrual to Chancellor over 12 years of the projected income of the project over the same 12 years as follows:

          Total Income projected                               $1,542,576,295.00
          20% accrual to Chancellor                            $  308,515,259.00
          Discounted @ 8% for 12 years
          (factor is .3971)
          $308,515,259.00 x .3971 =                            $  122,606,644.00

Note 4: Cash and securities were placed as Registered Capital in China, (for Morceli, Inc., a wholly owned subsidiary), and are restricted as to usage in China. Entry consists of $5,000,000 cash and $5,000,000 securities. Cash can be replaced by acceptable securities at any time and total funds will be released on Dec. 1, 1998.

Note 5: Subsequent event: The company agreed to purchase property in Guang Dong Province, China, approximate value $26,300,000. The acquisition is to be financed 60% by a bank and 40% by the company.

ROBERT G. TSCHIDA
Certified Public Accountant
--------------------------------------------------------------------------------
                                                                301 North Main
                                                                P.O. Box 5507
                                                                Pueblo, CO 81002
                                                                (719) 568-9700



                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Chancellor Corporation
Oklahoma City, Oklahoma

I have audited the accompanying balance sheet of CHANCELLOR CORPORATION as of December 31, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. I believe that my audit of the balance sheet provides a reasonable basis for my opinion.

In my opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CHANCELLOR CORPORATION as of December 31, 1997 and the results of its operations and its cash flows for the period ending December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Robert J. Tschida, CPA
--------------------------
Robert G. Tschida, CPA

January 30, 1998



--------------------------------------------------------------------------------
  MEMBER OF THE AMERICAN AND COLORADO SOCIETIES OF CERTIFIED PUBLIC ACCOUNTANTS

                             CHANCELLOR CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                           Consolidated Balance Sheet
                                December 31, 1997

                                                      ASSETS


Current Assets:                                                   $      301,200
     Cash

Other Assets:
     Subsidiary (Note 2)                                               2,500,000
     Development costs (Note 2)                                        1,203,800
                                                                    ------------
Total other assets                                                     3,703,800

Restricted Assets:
     Cash reserves (Note 4)                                            5,000,000
     Securities deposited (Note 4)                                     5,000,000
     Discounted cash-flows (Note 3)                                  122,606,644
                                                                    ------------
Total restricted assets                                              132,606,644
                                                                    ------------
Total Assets                                                        $136,611,644
                                                                    ============

                       LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                                                     91,000
                                                                    ------------
Unearned Revenues (Note 3)                                           122,606,644
                                                                    ------------

Stockholders' Equity:
     Common stock, 100,000,000 shares
     authorized, $0.001 par value, 15,778,829
     shares issued and outstanding                                       157,788
     Preferred stock 5,000,000, $10.00 value
     authorized, 250,000 shares issued and
     outstanding                                                       2,500,000
     Paid-in capital                                                  11,256,212
                                                                    ------------
TOTAL STOCKHOLDERS' EQUITY                                            13,914,000
                                                                    ------------
Total Liabilities & Stockholders' Equity                            $136,611,644
                                                                    ============


     THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                        Statement of Stockholders' Equity
                     For the period ending December 31, 1997

                      Common          Preferred       Paid-in        Retained
                      Stock           Stock           Capital        Earnings

Beginning
Balance              $     3,700     $ 2,500,000     $   117,300     $  0

Balance
12/31/97             $   145,466     $ 2,500,000     $11,268,534     $  0
                     ===========     ===========     ===========     =====





     THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                                   Cash Flows
                                December 31, 1997

Cash flows from operations:

         Net Income
                                                                   $          0

Cash flows from investing activities:

         Increase in discounted cash flows                         (122,606,644)
         Investment in subsidiary                                  (  2,500,000)
         Investment in development costs                           (  1,203,800)
         Increase in unearned income                                122,606,644
         Issuance of preferred stock                                  2,500,000
         Issuance of common stock                                       141,766
         Increase in paid capital                                    11,151,234

Cash flow from financing activities:

         Investment of cash & securities in subsidiary             ( 10,000,000)
         Increase in payables                                            91,000
                                                                    ------------

Cash provided                                                           254,000

Beginning Cash                                                          121,000
                                                                    ------------

Ending Cash                                                        $    301,200
                                                                    ============




     THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                         ( A DEVELOPMENT STAGE COMPANY)
                        Notes to the Financial Statements
                                December 31, 1997

Note 1:       The company was incorporated in the State of Nevada in 1981.
              The company main project is a joint venture gaming agreement with the Beijing DaDu International Jockey Club. This agreement has been approved by the Chinese government. The agreement may be seen at the company corporate office.

Note 2: The company has acquired a Fraternal Insurance Society to market various services to member in exchange for the issuance of preferred stock. The company is managed by the U.S. Management, a subsidiary of Chancellor.

Note 3:       The company's share of the proposed income from the Beijing
              DaDu International Jockey Club is projected by using the present value of the cash-flow based on a 20% accrual to Chancellor over 12 years of the projected income of the project over the same 12 years as follows:

              Total Income projected                    $1,542,576,295.00
              20% accrual to Chancellor                 $  308,515,259.00
              Discounted @ 8% for 12 years
              (factor is .3971)
              $308,515,259.00 x .3971 =                 $  122,606,644.00

Note 4: Cash and securities were placed as Registered Capital in China, (for Morceli, Inc., a wholly owned subsidiary), and are restricted as to usage in China. Entry consists of $5,000,000 cash and $5,000,000 securities. Cash can be replaced by acceptable securities at any time and total funds will be released on December 1, 1998.

Note 5:       Subsequent Events:
              The company reached an agreement with Zhida Development Co. Ltd. and America Saipan International Trading Inc., as follows:

              A) Chancellor Corporation and Ron Sparks, Chairman agreed to cancel 8,333,000 shares of common stock that was issued in the name of Beijing Dadu International Jockey Club Co. Ltd.

              B) Cancellation of 500,000 preferred shares issued in the name of Zhida Development Co. Ltd.

              C) The 3,000,000 shares of control shares held by NAFTA Trust were canceled and re-issued as follows;

              1.  1,470,000 American Saipan International Trading Inc.

              2.  1,530,000 NAFTA Trust

              Mr. Du, Lianlu of American Saipan was appointed to the Board of Directors of Chancellor Corporation.

Note 6: The company reversed the acquisition of the Fraternal Insurance Society and canceled the 250,000 shares of preferred stock used for that acquisition. The company will proceed with an alternate insurance program.

              The net result of the above transaction leaves Chancellor Corporation with only 6,321,000 shares outstanding, the cancellation of debt for the real estate in Guang Dong Province and the debt for the Fraternal company.

                             CHANCELLOR CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                                  Balance Sheet
                                 March 31, 1998

                                     ASSETS


Current Assets:                                                     $    221,000
     Cash

Other Assets:
     Subsidiary (Note 2)                                               1,284,000
     Development costs (Note 2)                                        1,110,000
                                                                    ------------
Total other assets                                                     2,394,000

Restricted Assets:
     Cash reserves (Note 4)                                            5,000,000
     Securities deposited (Note 4)                                     5,000,000
     Discounted cash-flows (Note 3)                                  122,606,644
                                                                    ------------
Total restricted assets                                              132,606,644
                                                                    ------------
Total Assets                                                        $135,221,644
                                                                    ============

                       LIABILITIES & STOCKHOLDERS' EQUITY

Unearned Revenues:
     Revenues (Contracts)                                           $122,606,644
Unclassified:
     Contributions by shareholders                                     1,110,000
Current liabilities:
     Accounts payable                                                     91,000
Stockholders' Equity:
     Common stock                                                        145,466
     Paid-in capital                                                  11,268,534
                                                                    ------------
TOTAL STOCKHOLDERS' EQUITY                                            11,414,000
                                                                    ------------
Total Liabilities & Stockholders' Equity                            $135,221,644
                                                                    ============




    THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                            Statement of Cash Flows
                          Period ending March 31, 1998

Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities:
     Net profit or (loss)                                           $         0
Cash flows from investing activities:

         Increase in development costs                             (  1,284,000)
         Increase in cash reserves                                 (  5,000,000)
         Increase in securities (restricted)                       (  5,000,000)
         Decrease in cash transfers                                (    301,150)
                                                                    ------------
Net cash used for Investment Activities                            ($11,585,150)
                                                                    ------------
Cash flow from financing activities:
         Increase in payables                                            91,000
         Issuance of common stock                                       145,416
         Increase in paid-in capital                                 11,268,534
                                                                    ------------
Net cash provided by financing activities                          $ 11,504,950
                                                                    ------------

Net decrease  in cash and cash equivalents                             ( 80,200)

Cash and cash equivalents at beginning of period                        301,200
                                                                    ------------

Cash and cash equivalents at end of period                         $    221,000
                                                                    ============




     THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CHANCELLOR CORPORATION
                         ( A DEVELOPMENT STAGE COMPANY)
                        Notes to the Financial Statements
                                 March 31, 1998

Note 1:   The company was incorporated in the State of Nevada in 1981.
          The company's main project is a joint venture gaming agreement with the Beijing DaDu International Jockey Club. This agreement has been approved by the Chinese government. The agreement may be seen at the company's corporate office.

Note 2: The companys will use the accrual basis of accounting and will adhere to all IRS regulations.

Note 3: The company's share of the proposed income from the Beijing DaDu International Jockey Club is projected to be by using the present value of the cash-flow based on a 20% accrual to Chancellor over 12 years of the projected income of the project over the same 12 years as follows:

          Total Income projected                    $1,542,576,295.00
          20% accrual to Chancellor                 $  308,515,259.00
          Discounted @ 8% for 12 years
          (factor is .3971)
          $308,515,259.00 x .3971 =                 $  122,606,644.00

Note 4: Cash and securities were placed as registered capital in China for Morceli, Inc., a wholly owned subsidiary, and are restricted as to usage in China. Entry consists of $5,000,000 cash and $5,000,000 securities. Cash may be replaced by acceptable securities at any time and total funds will be released on December 31, 1998.

Note 5: The company reached an agreement with Zhida Development Co. Ltd. and American Saipan International Trading Inc., as follows:

         A) Chancellor Corporation and Ron Sparks, Chairman agreed to cancel 8,333,000 shares of common stock that was issued in the name of Beijing DaDu International Jockey Club Co. Ltd.

         B) Cancellation of 500,000 preferred shares issued in the name of Zhida Development Co. Ltd.

         C) The 3,000,000 shares of control shares held by NAFTA Trust were canceled and re-issued as follows:

         1.  1,470,000 American Saipan International Trading Inc.

         2.  1,530,000 NAFTA Trust

         3. Mr. Du, Lianlu of American Saipan was appointed to the Board of Directors of Chancellor Corporation.

          B.  EXHIBITS.


       EXHIBIT                                       DESCRIPTION
      NUMBER AND
         PAGE
--------------------------------------------------------------------------------
         3.1                                Restated Articles of Incorporation
         3.5                                Bylaws of the Company
         10.1                               Material Contracts
         21.1                               Subsidiaries of the Registrant
         23.1                               Consent of Expert
         27                                 Financial Data Schedule




                                        8